Exhibit 19.1

ETHOS TECHNOLOGIES INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

(ADOPTED JANUARY 4, 2026)

INTRODUCTION

During the course of your relationship with Ethos Technologies Inc. (“Ethos”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Ethos or other publicly traded companies. Material nonpublic information may give you, or someone you pass that information on to, an advantage over others when deciding whether to buy, sell or otherwise transact in Ethos’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Ethos’s securities and in the securities of such other publicly traded companies, in each case by our employees, directors and consultants who are advised that they are subject to this policy (“designated consultants”) and the other persons or entities subject to this policy as described below.

STATEMENT OF POLICY

It is the policy of Ethos that any employee, director or designated consultant of Ethos and its subsidiaries (or any other person or entity subject to this policy as described below) who is aware of material nonpublic information relating to Ethos may not, directly or indirectly:

I. engage in any transactions in Ethos’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

II. recommend the purchase or sale of any of Ethos’s securities;

III. disclose material nonpublic information to persons within Ethos whose jobs do not require them to have that information, or outside of Ethos to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Ethos’s policies regarding the protection or authorized external disclosure of information regarding Ethos; or

IV. assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Ethos at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Ethos’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Ethos that no employee, director or designated consultant of Ethos (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell Ethos’s securities at any time or (b)

disclose material nonpublic information to persons within Ethos whose jobs do not require them to have that information, or outside of Ethos to other persons (unless the disclosure is made in accordance with Ethos’s policies regarding the protection or authorized external disclosure of information regarding Ethos).

In addition, it is the policy of Ethos that no person subject to this policy who, in the course of his or her relationship with Ethos, learns of any confidential information that is material to another publicly traded company, including a partner, counterparty, collaborator or competitor of Ethos, may trade in that other company’s securities until the information becomes public or is no longer material to such other company.

TRANSACTIONS SUBJECT TO THIS POLICY

This policy applies to all transactions in securities issued by Ethos, as well as derivative securities that are not issued by Ethos, such as exchange-traded put or call options or swaps relating to Ethos’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Ethos common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

PERSONS SUBJECT TO THIS POLICY

This policy applies to you and all other employees, directors and designated consultants of Ethos and its subsidiaries (“you”). This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Ethos’s securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you direct or control (including, e.g., a venture or other investment fund, if you direct or control transactions by the fund). However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in Company securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

MATERIAL NONPUBLIC INFORMATION

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

● financial results or forecasts;

● new products, features or processes;

● acquisitions or dispositions of assets, divisions or companies;

● public or private sales of debt or equity securities;

● stock splits, dividends or changes in dividend policy;

● the establishment of a repurchase program for Ethos’s securities;

● contract awards or cancellations;

● management or control changes;

● employee layoffs;

● a disruption in Ethos’ operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

● tender offers or proxy fights;

● accounting restatements;

● litigation or settlements;

● impending bankruptcy;

● gain or loss of a license agreement or other contracts with customers or suppliers; ● product recalls; and

● pricing changes or discount policies.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading session has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Depending on the particular circumstances, Ethos may determine that a longer waiting period should apply to the release of specific material nonpublic information.

QUARTERLY TRADING BLACKOUTS

Because directors and officers (as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and collectively with directors, “Section 16 Insiders”) and Access Persons (as defined below), who we refer to collectively as our “Covered Insiders”, are most likely to have regular access to material nonpublic information about Ethos, we require them to do more than refrain from insider trading. To minimize even the appearance of improper trading among our Covered Insiders, we have established “quarterly trading blackout periods” during which our Covered Insiders and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not transact in Ethos’s securities. That means that, except as described in this policy, Covered Insiders and their Related Persons will be able to transact in Ethos’s securities only during limited open trading window periods outside of the quarterly trading blackout periods. Of course, even during an open trading window period, you may not (unless an exception applies) transact in Ethos’s securities if you are otherwise in possession of material nonpublic information. For purposes of this policy, “Access Persons” refers to those employees and designated consultants, as well as the position titles and functions, designated from time to time by the Chief Compliance Officer. In addition, each “quarterly trading blackout period” will generally begin at the end of the day that is two weeks before the end of each fiscal quarter and end after one full trading session has elapsed since the public dissemination of Ethos’s financial results for that fiscal quarter or year, as the case may be. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make transactions by Covered Insiders inappropriate. If that happens, the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Covered Insider who believes that special circumstances require the ability to transact in Ethos’s securities during a quarterly trading blackout period should consult the Chief Compliance Officer.

Permission to transact during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Compliance Officer concludes that the person is not in fact aware of any material nonpublic information relating to Ethos or its securities, and there appears to be no significant risk that the transaction may subsequently be questioned.

EVENT-SPECIFIC TRADING BLACKOUTS

From time to time, an event may occur that is material to Ethos and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer, General Counsel, or Chief Compliance Officer may not trade in Ethos’s securities. In that situation, Ethos will notify the designated individuals that neither they nor their Related Persons may transact in Ethos’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not transact due to an event-specific trading blackout, you should not transact while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackout periods do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

EXCEPTIONS TO THIS POLICY

This policy does not apply in the case of the following transactions, except as specifically noted:

(1) Option Exercises. This policy does not apply to the exercise of options granted under Ethos’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Ethos of already-owned Ethos stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

(2) Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Ethos to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Ethos’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

(3) ESPP. This policy does not apply to the purchase of stock by employees under any Ethos Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.

(4) 10b5-1 Trading Plans. Ethos’s Section 16 Insiders are strongly encouraged to adopt a 10b5-1 trading plan to govern all trades they make involving Ethos’s securities. The General Counsel has the power to allow additional Company employees to adopt a 10b5-1 trading plan. So long as a 10b5-1 trading plan is properly established, transactions in Ethos’s securities pursuant to the plan are not subject to this policy. To be properly established, 10b5-1 trading plans, along with any amendments or modifications to those plans, must comply with Rule 10b5-1 of the Exchange Act and any Rule 10b5-1 trading plan guideline adopted by Ethos. Moreover, the General Counsel, or an individual designated by the General Counsel, must pre-approve, in writing, each 10b5-1 trading plan, including any amendment, modification or termination. The General Counsel will notify the Chief Compliance Officer of approved 10b5-1 plans for monitoring.

(5) 401(k) Plan. This policy does not apply to purchases of Ethos’s securities in Ethos’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Ethos stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Ethos stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Ethos stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Ethos stock fund.

(6) Domestic Relations Order. This policy does not apply to the acquisition or disposition of Ethos’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

SPECIAL AND PROHIBITED TRANSACTIONS

1. Inherently Speculative Transactions. No Ethos employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Ethos stock.

2. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit you to continue to own Ethos’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as Ethos’s other stockholders. Therefore, you are prohibited from engaging in any such transactions.

3. Margin Accounts and Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Ethos’s securities, Ethos employee, director and designated consultants are prohibited from holding Ethos’s securities in a margin account or otherwise pledging Ethos’s securities as collateral or a loan.

4. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Ethos employee, director or designated consultant is in possession of material nonpublic information. Ethos therefore discourages placing standing or limit orders on Ethos’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

PRE-CLEARANCE AND ADVANCE NOTICE OF TRANSACTIONS

In addition to the requirements above, Section 16 Insiders face a further restriction: Even during an open trading window, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Ethos’s securities without first obtaining pre-clearance from the Chief Compliance Officer, or an individual designated by the Chief Compliance Officer, at least two business days in advance. The Chief Compliance Officer, or an individual designated by the Chief Compliance Officer, will then determine whether the Section 16 Insider may proceed. Pre-cleared transactions not completed within two business days will require new pre-clearance.

Section 16 Insiders must also give advance notice of their plans to exercise an outstanding stock option to the Chief Compliance Officer. Once any transaction takes place, the Section 16 Insider must immediately notify the Chief Compliance Officer.

SHORT-SWING TRADING, CONTROL STOCK AND SECTION 16 REPORTS

Section 16 Insider should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3 and 4), and any notices of sale required by Rule 144.

PROHIBITION OF TRADING DURING PENSION PLAN BLACKOUTS

No director or executive officer of Ethos may, directly or indirectly, purchase, sell or otherwise transfer any equity security of Ethos (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of Ethos’s securities made pursuant to, and in compliance with, a 10b5-1 trading plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Ethos will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of Ethos should engage in any transactions in Ethos’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the General Counsel, or an individual designated by the General Counsel.

POLICY’S DURATION

This policy continues to apply to your transactions in Ethos’s securities and the securities of other applicable publicly traded companies even after your relationship with Ethos has ended. If you are aware of material nonpublic information when your relationship with Ethos ends, you may not trade Ethos’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Ethos during a trading blackout period that applies to you, then you may not trade Ethos’s securities or the securities of other applicable companies until the trading blackout period has ended.

INDIVIDUAL RESPONSIBILITY

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Ethos and to not engage in transactions in Ethos’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Ethos or anyone affiliated with Ethos pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Ethos for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

PENALTIES

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Ethos, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Compliance Department.

AMENDMENTS

Ethos is committed to continuously reviewing and updating its policies and procedures. Ethos therefore reserves the right to amend, alter or terminate this policy at any time and for any reason.